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                                                                  EXHIBIT (d)(3)

                           PURCHASER OPTION AGREEMENT

                  PURCHASER OPTION AGREEMENT, dated as of October 8, 2003, by and among Emulex corporation, a Delaware corporation ("Parent"), Aviary Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Vixel Corporation, a Delaware corporation (the "Company").

                  WHEREAS, the Company, Parent and the Purchaser are entering into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith providing for (a) a cash tender offer to purchase any and all outstanding shares of (i) common stock, par value $0.0015 per share of the Company (the "Common Stock"), and (ii) Series B convertible preferred stock, par value $0.001 per share, of the Company (the "Series B Preferred Stock" and, together with the Common Stock, the "Shares") at a price of $ 10.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Merger Agreement (the "Offer"); and (b) the merger (the "Merger") of the Purchaser with and into the Company; and

                  WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement and commence the Offer, Parent and Purchaser have requested, and the Company has agreed to grant the Purchaser, the option to purchase, as described herein, authorized but unissued shares of Common Stock and/or Series B Preferred Stock.

                  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Grant of Option. On the terms and subject to the conditions of this Agreement, the Company hereby grants to the Purchaser an irrevocable option (the "Option") to purchase for the Offer Price, as defined in the Merger Agreement (the "Purchase Price"), shares of Common Stock and/or Series B Preferred Stock, in such relative amounts as shall be determined by Purchaser in its discretion, up to 19.9% in the aggregate of the then outstanding shares of Common Stock and Series B Preferred Stock on as-converted basis (collectively, the "Optioned Shares"); provided, that the number of shares of Series B Preferred Stock issuable under the Option may not exceed the number of authorized shares of Series B Preferred Stock available for issuance.

2. Exercise of Option. Subject to the immediately succeeding sentence, the Option may be exercised by the Purchaser, in whole or in part, at any time or from time to time after Purchaser has purchased Shares pursuant to the Offer and until the earlier of (a) immediately following the Effective Time (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement in accordance with its terms. The exercise of the Option for Common Stock is conditioned upon the Purchaser and the Parent owning in the aggregate, immediately following such
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         exercise, at least 90% of the outstanding shares of Common Stock, and the exercise of the Option for Series B Preferred Stock is conditioned upon the Purchaser and Parent owning in the aggregate, immediately following such exercise, at least 90% of the outstanding shares of Series B Preferred Stock. In the event the Purchaser wishes to exercise the Option, the Purchaser shall give a written notice (the "Notice") to the Company of its intention to exercise the Option, specifying the number of Optioned Shares to be purchased. Such notice shall be delivered to the Company in accordance with the requirements of Section 7(d), and shall specify a date (which may be the date of such notice) not more than ten (10) business days from the date such Notice is given for the purchase of the Optioned Shares. The closing (the "Closing") of the purchase of the Optioned Shares shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, 11th Floor, Palo Alto, California 94301, or at such other location as the Purchaser shall elect. If any decree, injunction, order, law or regulation shall not permit the purchase of the Optioned Shares to be consummated on the date specified in such Notice, the date for the Closing shall be as soon as practicable following the cessation of such restriction on consummation, but in any event within two (2) business days thereof.

3. Payment and Delivery of Certificate(s). At any Closing hereunder, (a) the Purchaser shall make payment to the Company of the aggregate price for the par value of the Optioned Shares so purchased in official bank check or by wire transfer to a bank designated in writing by the Company; (b) the Purchaser shall deliver to the Company a Promissory Note substantially in the form attached hereto as Exhibit A (the "Note") for the aggregate price for the Optioned Shares so purchased less the amount paid in accordance with clause 3(a); and (c) the Company shall deliver to the Purchaser a certificate or certificates representing the number of Optioned Shares so purchased registered in the name of the Purchaser. Certificates for Optioned Shares delivered at the Closing may be endorsed with a restrictive legend that shall read substantially as follows:

         "THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM."

         It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel or other evidence reasonably satisfactory to the Company, to the effect that registration of the future resale of the Optioned Shares is not required and that such legend is not required for purposes of the Act.

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4.       Representations and Warranties of the Company. The Company hereby represents and warrants (such representations and warranties being deemed repeated at and as of any Closing hereunder) to Parent and the Purchaser as follows:

         (a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement.

         (b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (c) Company's Capital Stock. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the Optioned Shares, and at all times from the date hereof through the date of termination of this Agreement will keep reserved for issuance upon exercise of the Option that number of shares of Common Stock that the Purchaser is then entitled to purchase pursuant to the Option. The shares of Common Stock and/or Series B Preferred Stock to be issued upon due exercise, in whole or in part, of the Option shall, when issued, be validly issued, fully-paid and non-assessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the stockholders of the Company.

5. Representations and Warranties of the Purchaser and Parent. Parent and the Purchaser hereby jointly and severally represent and warrant (such representations and warranties being deemed repeated at and as of any Closing hereunder) to the Company as follows:

         (a) Due Incorporation. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement.

         (b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and Parent. This Agreement has been duly executed and delivered by a duly authorized officer of the Purchaser and of Parent, and constitutes the valid and binding obligation of the Purchaser and of Parent, enforceable against each in accordance with its terms.

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         (c)      Distribution. The Purchaser acknowledges and agrees that the
                  Optioned Shares have not been registered, and that the Company is under no obligation to register, the Optioned Shares under the Act or any state securities laws. The Purchaser is acquiring the Option and will acquire the Optioned Shares to be purchased upon exercise of the Option for its own account and not with a view to the distribution thereof within the meaning of the Act. The foregoing representation and warranty shall be made by any assignee under Section 7(a) and shall be binding upon such assignee.

6. Adjustment Upon Changes in Capitalization. In the event of any change in the shares of the Company's capital stock by reason of any stock dividend, stock split, merger, recapitalization, combination, conversion, exchange of shares, issuance of shares (or agreements or commitments to issue shares) or the like, the number of Optioned Shares subject to the Option and the purchase price per Optioned Share shall be appropriately and equitably adjusted.

7.       Miscellaneous.

         (a) Assignment; Guarantee of the Purchaser's Obligations. This Agreement shall not be assigned by the Purchaser, except to Parent or a wholly-owned subsidiary of Parent, without the prior written consent of the Company. Parent hereby unconditionally guarantees the full and punctual performance by Purchaser of all of the obligations of Purchaser or any of its assignees hereunder and under the Note. In connection with the obligations of Parent under the immediately preceding sentence, Parent hereby waives any and all rights, notices and defenses to which it otherwise would be entitled solely in its capacity as a guarantor under this Agreement or the Note.

         (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Non-survival of representations, etc. All representations, warranties and agreements in this Agreement shall terminate at the Closing.

         (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

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                           If to the Company:

                           Vixel Corporation
                           11911 North Creek Parkway South
                           Bothell, Washington 98011
                           Attention: Kurtis L. Adams
                                      Chief Financial Officer
                           Facsimile: (425) 806-4001

                           With a copy to:

                           Heller Ehrman White & McAuliffe LLP
                           701 Fifth Avenue, Suite 6100
                           Seattle, Washington 98104
                           Attention: David R. Wilson
                           Facsimile: (206) 447-0849

                           If to Parent or the Purchaser:

                           Emulex Corporation
                           3535 Harbor Boulevard
                           Costa Mesa, California 92626
                           Attention: Randall G. Wick
                                      Vice President, General Counsel
                           Facsimile: (714)  641-0172

                           With copies to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           525 University Avenue, Suite 1100
                           Palo Alto, California 94301
                           Attention: Gregory C. Smith
                           Facsimile: (650) 470-4570

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         (e) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflict of laws thereof.

         (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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         (g)      Effect of Headings. The Section headings herein are for
                  convenience only and shall not affect the construction hereof.

         (h) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters referred to herein and supersedes all prior agreements or understandings, both written or oral, among the parties, or any of them, with respect to the subject matter hereof.

         (i) Specific Performance. Purchaser, Parent and the Company each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with the specific terms or were otherwise breached. The Company agrees that if for any reason the Company shall have failed to issue Optioned Shares or to perform any of its other obligations under the Agreement, then the Purchaser and Parent shall be entitled to specific performance and injunctive and other equitable relief and the Company agrees to waive any requirement for the securing or posting of a bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights the Purchaser and Parent may have against the Company for any failure to perform its obligations under this Agreement.

                            [Signature Page Follows]

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                  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Purchaser Option Agreement to be duly executed on the day and year first above written.

                                                VIXEL CORPORATION

                                                By:    /s/ JAMES McCLUNEY
                                                Name:  James McCluney
                                                Title: President and Chief
                                                       Executive Officer

                                                AVIARY ACQUISITION CORPORATION

                                                By:    /s/ PAUL FOLINO
                                                Name:  Paul Folino
                                                Title: President and Chief
                                                       Executive Officer

                                                EMULEX CORPORATION

                                                By:    /s/ PAUL FOLINO
                                                Name:  Paul Folino
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer

                  Signature Page to Purchaser Option Agreement

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                                                                       EXHIBIT A

                        NON-TRANSFERABLE PROMISSORY NOTE

         FOR VALUE RECEIVED, Aviary Acquisition Corporation, a Delaware corporation ("the Maker"), hereby promises to pay to Vixel Corporation, a Delaware Corporation, the principal amount of [_________________] ($______)], with no interest, on [insert date that is six months after the date of exercise] by wire transfer of immediately available funds to an account designated by the payee. The amount due hereunder shall be payable in money of the United States of America lawful at such time for the payment of public and private debts.

         The Maker hereby waives presentment, diligence, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and all other notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the _____ day of ______, 200__.

                                                  AVIARY ACQUISITION CORPORATION

                                                  By: __________________________
                                                      Name:
                                                      Title: